PROSPECTUS SUPPLEMENT	Filed pursuant to Rule 424(b)(5)
(To prospectus dated July 22, 2003)	Registration No. 333-106968

C$400,000,000

Landwirtschaftliche Rentenbank

4.25% NOTES DUE 2009

Interest payable on March 1 and September 1

     This prospectus supplement relates to the offering by us of C$400,000,000 of notes. This prospectus supplement does not contain complete information about the offering of the notes. Additional information is contained in the accompanying prospectus. The notes will be fungible with and identical to C$600,000,000 of notes that we issued on September 2, 2004, pursuant to a prospectus supplement dated August 26, 2004. The notes may be redeemed prior to maturity under certain circumstances as described in this prospectus supplement.

     The notes are not redeemable at any time prior to maturity, except (1) at our option in the case of certain changes in the tax laws of the Federal Republic of Germany and (2) at the holder’s option in the case of certain changes related to the backing of our obligations by the Federal Republic. See the sections entitled “— Redemption for Tax Reasons” and “— Redemption at Holder’s Option” under “Description of the Notes”.

     Under our governing law, the notes will be effectively backed by the full faith and credit of the Federal Republic. See “Responsibility of the Federal Republic for Rentenbank” in the accompanying prospectus.

     You must purchase the notes in Canadian dollars. The underwriters may arrange for U.S. purchasers to pay for the notes in U.S. dollars. We will pay principal and interest on the notes in Canadian dollars. However, if you elect to hold notes through DTC, you will receive principal of and interest on the notes in U.S. dollars unless you elect to receive such payments in Canadian dollars.

     For information on exchange risk, see the section entitled “Description of the Notes” and “Currency Conversions and Foreign Exchange Risks”.

     Application has been made to list the notes on the Luxembourg Stock Exchange.

PRICE 100.019% AND ACCRUED INTEREST, IF ANY

	Price to Public(1)	Underwriting Discount and Commissions	Proceeds to Rentenbank(1)
Per Note	100.019%	0.25%	99.769%
Total	C$400,076,000	C$1,000,000	C$399,076,000

(1)     Plus accrued interest from and including September 2, 2004 to but excluding the delivery date.

     The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The underwriters expect to deliver the notes to purchasers in book-entry form through The Depository Trust Company and its participants, including, The Canadian Depository for Securities Limited, Euroclear Bank S.A./N.V. and Clearstream Banking, société anonyme, Luxembourg, on October 7, 2004.

TD Securities
CIBC World Markets	Merrill Lynch & Co.	RBC Capital Markets

The date of this prospectus supplement is September 30, 2004.

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TABLE OF CONTENTS

Prospectus Supplement

Prospectus

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WHERE YOU CAN FIND MORE INFORMATION

     This prospectus supplement should be read together with the accompanying prospectus dated July 22, 2003, which contains information regarding Landwirtschaftliche Rentenbank and other matters, including a description of certain terms of the notes being offered hereby. Further information concerning Rentenbank, the Federal Republic of Germany and the notes offered hereby may be found in the registration statement (Registration No. 333-106968), as amended, and its exhibits filed with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 and relating to the debt securities of Rentenbank described in the accompanying prospectus. These documents are also available free of charge at the offices of Deutsche Bank Luxembourg, S.A., 2 Boulevard Konrad Adenauer, L-1115 Luxembourg.

     You should rely only on the information incorporated by reference or provided in this prospectus supplement and accompanying prospectus. We have not, and the underwriters have not, authorized anyone else to provide you with different information. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of such documents or, with respect to information incorporated by reference, as of the date of such information.

     This prospectus supplement includes particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to Landwirtschaftliche Rentenbank. The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus. Rentenbank accepts full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirms, having made all reasonable inquiries, that to the best of its knowledge and belief there are no other facts the omission of which would make any statement herein or in the prospectus misleading in any material respect. This document may only be used for the purpose for which it has been published.

     The distribution of the accompanying prospectus and this prospectus supplement and the offering of the notes in some jurisdictions may be restricted by law. Persons into whose possession the prospectus and this prospectus supplement come should inform themselves about and observe any such restrictions. The accompanying prospectus and this prospectus supplement do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting”.

PRESENTATION OF FINANCIAL DATA

     In this prospectus supplement, references to “euro” or “€” are to the single currency which was introduced as of January 1, 1999 at the start of the third stage of European economic and monetary union. In this prospectus supplement, references to “Deutsche Mark” or “DM” are to the former national currency unit of the Federal Republic of Germany, which was legal tender until December 31, 2001 as a non-decimal sub-unit of the euro. References to “C$” are to Canadian dollars and references to “U.S. dollars”, “U.S.$” or “$” are to United States dollars. See “Exchange Rate Information” for information regarding the rates of conversion of the euro into United States dollars for the period from January 1, 1999 through September 29, 2004.

FORWARD-LOOKING STATEMENTS

     This prospectus supplement contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which we operate, management’s beliefs and assumptions made by management. Such statements include, in particular, statements about our plans, strategies and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. Except as required under the Federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements after they are made, whether as a result of new information, future events or otherwise.

     In this prospectus supplement, references to “Rentenbank”, “we” or “us” are to Landwirtschaftliche Rentenbank.

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RECENT DEVELOPMENTS

Landwirtschaftliche Rentenbank

     According to unaudited results, during the eight month period ending August 31, 2004, Rentenbank raised external funds of €23.3 billion, €11.3 billion of which was issued under our Euro Commercial Paper Program, €9.1 billion of which was issued under our Euro Medium-Term Note Program and €1.1 billion of which was issued under our Australian Dollar Domestic Medium-Term Note Program. In addition, during the eight month period ending August 31, 2004, we raised U.S.$1 billion through a global bond offering registered with the Securities and Exchange Commission. On September 2, 2004, we raised C$600 million through a global bond offering registered with the Securities and Exchange Commission. On October 12, 2004, we expect to raise an additional U.S.$1 billion through a global bond offering registered with the Securities and Exchange Commission.

German Taxation

     Tax Reforms. On December 30, 2003, the German Federal Government adopted the Tax Amnesty Declaration Act (Gesetz über die strafbefreiende Erklärung) effective as of January 1, 2004, providing, inter alia, tax amnesty for non-complying taxpayers. Depending on a taxpayer’s promptness in submitting for amnesty, the applicable tax rate will be 25% or 35%.

     Proposed EU Savings Tax Directive. The directive regarding the taxation of interest income approved by the Council of the European Union, which was to be implemented by the EU Member States by January 1, 2004, has not yet been implemented by the Federal Republic of Germany. The German Federal Government declared in an official statement its intention to implement the directive effective as of January 1, 2005. However, since the Swiss Federal Government announced that Switzerland will not implement the agreed measure equivalent to the ones contained in the directive, the effectiveness of the application of the directive is postponed until, at the earliest, July 1, 2005.

Federal Republic of Germany

     Key Economic Figures. Germany’s gross domestic product (“GDP”) increased in real terms by 0.5% in the second quarter of 2004, compared with the first quarter of 2004, mainly as a result of higher levels of net exports. The inflation rate (defined as year-to-year change in the consumer price index) was 2.0% in August 2004. The seasonally adjusted unemployment rate according to the national definition used by the Federal Employment Agency was 10.5% in the second quarter of 2004, compared with 10.3% in the first quarter of 2004, and 10.6% in August 2004. In July 2004, the Federal Republic had a current account surplus of €3.1 billion (preliminary figures), compared with a surplus of €1.7 billion in July 2003. At July 31, 2004, the accumulated current account surplus therefore amounted to €50.5 billion compared with €19.5 billion at July 31, 2003.

(Source: Deutsche Bundesbank, Monthly Report September 2004, pp. 6 and 7 and statistical supplement p. 68*)

     Germany’s budget deficit and the Excessive Deficit Procedure. On July 13, 2004, the European Court of Justice (the “Court”) annulled a resolution taken by the Ecofin Council (the “Council”) in November 2003, in which the Council did not follow the European Commission’s (the “Commission”) recommendation to proceed with the excessive deficit procedure under the Stability and Growth Pact (the “Pact”) against Germany. The Commission had challenged this resolution in January 2004 on the grounds that it allegedly violated the Pact. The Court stated in its decision that the Council’s resolution violated the Commission’s right to make recommendations in the deficit procedure and clarified that the Council and the Commission were required to cooperate with respect to decisions regarding the excessive deficit procedure. However, the Court also noted that the Council enjoyed a certain amount of discretion in applying the rules of the Pact.

(Source: http://www.bundesfinanzministerium.de/Aktuelles/Pressemitteilungen-.395.25502/Pressemitteilung/Nr.-91/2004-Salomonische-Entsc...htm; http://www.bundesregierung.de/Nachrichten-,417.684049/artikel/European-Court-ruling-strength.htm)

     On August 31, 2004, the Federal Ministry of Finance reported to the European Commission that it expects a general government budget deficit of around 3.7% of GDP for the full year 2004 and a level of debt of 66% of GDP at the end of 2004. This would be Germany’s third consecutive violation of the thresholds set by the Maastricht Treaty. However, the Federal Ministry of Finance has stated that it is confident that the budget deficit will be reduced below the 3% threshold in 2005.

(Source: http://www.bundesregierung.de/en/-,10001.707952/artikel/Budget-deficit-to-be-reduced-i.htm)

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     Other Recent Developments. In July 2004, the Federal Ministry of Finance conducted certain transactions related to debt owed by the Russian Federation to the Federal Republic. The purpose of the transactions was to generate immediate proceeds for the Federal Republic as well as to transfer part of its credit risk vis-à-vis the Russian Federation to the capital markets, instead of receiving semi-annual payments of interest and repayment of the principal over a longer period of time from the Russian Federation. To that end, high denomination listed notes with bullet principal repayments on their respective maturity date were issued to institutional investors through a special purpose vehicle established for this purpose in Germany. The notes are linked to the performance of the Russian Federation under certain existing Paris Club debt agreements between the Federal Republic and the Russian Federation. The notes were issued in three tranches, €2 billion floating rate credit-linked notes due 2007, €1 billion fixed rate credit-linked notes due 2009 and $2.4 billion fixed rate credit-linked notes due 2014.

     Information provided on web sites referenced in this prospectus supplement do not form part of this prospectus supplement.

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USE OF PROCEEDS

     The net proceeds from the sale of the notes will be C$399,076,000 (after deduction of underwriting discounts and commissions, but excluding accrued interest and expenses of the offering). The net proceeds from the sale of the notes will be used to finance our lending activities as described in the accompanying prospectus, including the refinancing of existing liabilities.

EXCHANGE RATE INFORMATION

      We file reports with the Securities and Exchange Commission giving economic data expressed in euro.

     The following table shows the period end, average, high and low noon buying rates for euros, expressed in U.S. dollars per €1.00 for 1999, 2000, 2001, 2002, 2003 and the quarters ended March 31, 2004 and June 30, 2004. No representation is made that the euro or U.S. dollar amounts referred to herein could have been or could be converted into U.S. dollars or euros, as the case may be, at any particular rate.

	Period
	End	Average(1)	High	Low

Year ended December 31, 1999	1.0070	1.0588	1.1812	1.0016
Year ended December 31, 2000	0.9388	0.9207	1.0335	0.8270
Year ended December 31, 2001	0.8901	0.8909	0.9535	0.8370
Year ended December 31, 2002	1.0485	0.9495	1.0485	0.8594
Year ended December 31, 2003	1.2597	1.1411	1.2597	1.0739
Quarter ended March 31, 2004	1.2292	1.2395	1.2853	1.2088
Quarter ended June 30, 2004	1.2179	1.2124	1.2358	1.1801

(1)     The average of the noon buying rates on the last business day of each month during the relevant period.

     There are, except in limited embargo circumstances, no legal restrictions in the Federal Republic on international capital movements and foreign exchange transactions. However, for statistical purposes only, every individual or corporation residing in the Federal Republic, including Rentenbank, must report to the Deutsche Bundesbank, the German Central Bank, subject to a number of exceptions, any payment received from or made to an individual or a corporation resident outside of the Federal Republic if this payment exceeds €12,500 or the equivalent in a foreign currency.

     On September 29, 2004, the noon buying rate for cable transfers in New York City payable in euros was €1.00 = U.S.$ 1.2308.

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DESCRIPTION OF THE NOTES

     The following is a description of certain terms of the notes and supplements the description of the general terms and conditions of the securities in the accompanying prospectus under the heading “Description of the Securities”. If the terms described in the following summary differ from the terms described in the accompanying prospectus, you should rely on the terms described in the following description. This description is qualified in its entirety by reference to the terms and conditions of the notes, which are discussed below. Copies of the form of the notes and of the Fiscal Agency Agreement pursuant to which the notes will be issued have been filed with the Securities and Exchange Commission as an exhibit to the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

General

     We will initially offer the notes in an aggregate principal amount of C$400,000,000. The notes will mature at par on September 1, 2009. The notes will be issued in minimum denominations of C$1,000 and multiples thereof. The notes will be fungible with and form a single series with the C$600,000,000 4.25% notes due 2009 that we issued on September 2, 2004, pursuant to a prospectus supplement dated August 26, 2004, and will have the same terms as the other notes of this series other than their date of issue and the price at which they are initially offered to the public. The notes will have the same CUSIP number, ISIN code and Common Code as the other notes of this series and will trade interchangeably with the other notes of this series immediately upon settlement. The issuance of the notes will increase the aggregate principal amount of the outstanding notes of the series to C$1,000,000,000.

     The notes will constitute unsecured and unsubordinated obligations of Rentenbank and will rank pari passu without any preference among themselves (whether by reason of priority of date of issue or otherwise) and at least equally with all other unsecured and unsubordinated obligations of Rentenbank, present and future, subject to statutory exceptions relating to the payment of certain liabilities ahead of unsecured debts. These exceptions arise under our governing law and the insolvency laws of the Federal Republic and would apply if we were the subject of an insolvency proceeding. These laws dictate that the fees and costs of the insolvency proceedings and either liabilities relating to the administration of the estate or the fulfillment of liabilities the administrator deems necessary for the benefit of the insolvent estate would be paid before unsecured obligations.

     Application has been made to list the notes on the Luxembourg Stock Exchange.

     At December 31, 2003, the outstanding total of our secured bond obligations was €10.6 billion. This includes our registered bonds and secured bearer bonds. There are no material secured obligations other than our registered bonds and secured bearer bonds.

     The notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement, beginning September 2, 2004, payable in two equal semi-annual installments in arrears on March 1 and September 1 of each year, commencing March 1, 2005. The first payment in respect of the period from (and including) September 2, 2004 to (but excluding) March 1, 2005 will amount to approximately C$20.96 per C$1,000 principal amount of the notes. Payments will be made to the person who is the registered holder at the close of business 15 days immediately preceding such interest payment date (each, a “record date”). If any interest, principal or redemption payment date falls on a day that is not a business day, we will make the required payment on the next succeeding business day, and no additional interest will accrue in respect of the payment made on that next succeeding business day.

     Whenever it is necessary to compute any amount of accrued interest in respect of the notes for a period of less than one full year, other than with respect to regular semi-annual interest payments, such interest shall be calculated on the basis of the actual number of days in the period and a year of 365 or 366 days, as the case may be.

     As used in this section “Description of the Notes” and in the notes, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York, The City of London or The City of Toronto; provided, however, that the day must also be a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open. The notes do not provide for any sinking fund. We may redeem the notes prior to maturity in the circumstances described in “— Redemption for Tax Reasons” below.

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Book-Entry System and Form of the Notes

     The notes will be issued in the form of one or more fully registered Global Notes which will be deposited with, or on behalf of, The Depository Trust Company (“DTC”). Global Notes will be registered in the name of DTC or its nominee. Except as set forth below, Global Notes may be transferred, in whole and not in part, only to DTC or its nominee.

     Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants, including The Canadian Depository for Securities Limited (“CDS”), Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”) and Clearstream Banking, société anonyme, Luxembourg (“Clearstream Banking”). Investors may elect to hold interests in the notes through any of DTC, CDS, Euroclear or Clearstream Banking, if they are participants in these systems, or indirectly through organizations which are participants in these systems.

     Upon issuance of a Global Note, we expect that DTC or its nominee will credit on its book-entry registration and transfer system the principal amount of the notes represented by the Global Note to the accounts of institutions that have accounts with DTC or its nominee. CDS will hold interest on behalf of its participants directly through its account at DTC, and Euroclear and Clearstream Banking hold securities on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositaries, which in turn hold the securities in customers’ securities accounts in the depositaries’ names on the books of DTC.

     The Fiscal Agent initially will act as depositary for DTC, CDS, Euroclear and Clearstream Banking. The accounts to be initially credited will be designated by the underwriters participating in the distribution of notes. Ownership of beneficial interests in a Global Note will be limited to participants or persons that may hold interests through participants. The laws of some states require that certain purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge beneficial interests in a Global Note.

     So long as DTC or its nominee is the registered owner of a Global Note, DTC or its nominee, as the case may be, will be considered the sole owner and holder of the notes represented by the Global Note for all purposes under the Fiscal Agency Agreement. Except as set forth below, owners of beneficial interests in a Global Note will not be entitled to have the notes represented by the Global Note registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Fiscal Agency Agreement. Accordingly, each person owning a beneficial interest in the Global Note must rely on the procedures of DTC and, to the extent relevant, CDS, Euroclear or Clearstream Banking, and the participant through which the person owns its interest, to exercise any rights of a holder under the Fiscal Agency Agreement. Rentenbank understands that, under existing practice, in the event that Rentenbank requests any action by a holder or a beneficial owner desires to take any action that a holder is entitled to take, the depositary would act upon the instructions of the participant or authorize the participant to take such action, and the participants would authorize beneficial owners owning through these participants to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

     Principal and interest payments on the notes represented by a Global Note registered in the name of DTC or its nominee will be made by us to the Fiscal Agent. The Fiscal Agent will make payments to DTC or its nominee, as the case may be, as the registered holder of the Global Note. None of Rentenbank, the Fiscal Agent or any paying agent for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests. We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Note as shown on the records of DTC to its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Note held through participants will be governed by standing instructions and customary practices, as is now the case with securities held for the account of customers registered in “street name”, and will be the responsibility of these participants. Distributions with respect to notes held through CDS, Euroclear or Clearstream Banking will be credited to the cash accounts of CDS participants, Euroclear participants or Clearstream Banking participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositary. Neither Rentenbank nor the Fiscal Agent will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

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     DTC has informed us that: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provision of Section 17A of the U.S. Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in the securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. DTC participants include securities brokers and dealers (including underwriters), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

     CDS has informed us that: CDS was incorporated in 1970 and is Canada's national securities clearing and depositary services organization. Functioning as a service utility for the Canadian financial community, CDS provides a variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the underwriters. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests, including cash distributions, in bonds in CDS may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS operates in Montreal, Toronto, Calgary and Vancouver to centralize securities clearing functions through a central securities depositary.

     CDS is a private corporation, owned one-third by investment dealers, one-third by banks and one-third by trust companies through their respective industry associations. CDS is the exclusive clearing house for equity trading on both the Toronto and Montreal stock exchanges and also clears a substantial volume of “over the counter” trading in equities and bonds.

     Euroclear and Clearstream Banking have informed us that: Euroclear and Clearstream Banking each hold securities for their customers and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders. Euroclear and Clearstream Banking provide various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream Banking also deal with domestic securities markets in several countries through established depository and custodial relationships. Euroclear and Clearstream Banking have established an electronic bridge between their two systems across which their respective participants may settle trades with each other.

     Euroclear and Clearstream Banking customers are world-wide financial institutions including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear and Clearstream Banking is available to other institutions which clear through or maintain a custodial relationship with an account holder of either system.

     The following arrangements will apply to the notes:

     Initial settlement for the notes will be made in Canadian dollars in immediately available funds (i.e., for value on the date of delivery of the notes). Principal of and interest on the notes are payable by us in Canadian dollars to the persons in whose names the notes are registered on the record date preceding any interest payment date or the maturity date, as the case may be. Ownership positions within each clearing system will be determined in accordance with the normal conventions observed by such system. The Fiscal Agent will act as our principal paying agent for the notes pursuant to the Fiscal Agency Agreement. Payment of principal and interest on the Global Notes registered in the name of DTC will be made in U.S. dollars except as set forth below. The Fiscal Agent acting in its capacity as exchange rate agent will exchange Canadian dollar payments received by it for U.S. dollars and pay such amounts directly to Cede & Co. for payment to DTC participants in accordance with customary procedures established from time to time by DTC. All costs of conversion will be borne by owners of beneficial interests in the Global Notes who receive payments in U.S. dollars. See “Currency Conversions and Foreign Exchange Risks — Currency Conversions”. Owners of beneficial interests in the Global Notes may elect, through DTC and its participants, to receive Canadian dollar payments, in which case the Fiscal Agent will transfer Canadian dollars directly to accounts designated by them through DTC. Neither we nor the Fiscal Agent will have any responsibility or liability for any aspect of the records of DTC relating to, or payments made by DTC on account of, beneficial interests in the Global Notes or for maintaining, supervising or reviewing any records of DTC relating to such beneficial interests.

     Investors electing to hold their notes through CDS will follow the settlement procedures applicable to Canadian corporate debt obligations. Investors electing to hold their notes through Euroclear or Clearstream Banking accounts will follow the settlement procedures applicable to conventional eurobonds.

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     All notes will be recorded in a register maintained by the Fiscal Agent. The Fiscal Agent will be responsible for (1) maintaining a record of the aggregate holdings of all outstanding notes evidenced by the Global Notes; (2) ensuring that payments of principal and interest in respect of the notes received by the Fiscal Agent from Rentenbank are duly credited to the holders of the notes; and (3) transmitting to Rentenbank any notices from the holders of the notes.

     Secondary market sales of book-entry interests in the notes between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled using the procedures applicable to United States corporate debt obligations in DTC’s Settlement System. Secondary market sales of book-entry interests in the notes between CDS participants will be conducted in accordance with market conventions applicable to transactions in book-based Canadian corporate debt obligations. Secondary market sales of book-entry interests in the notes held through Euroclear or Clearstream Banking to purchasers of book-entry interests in the notes through Euroclear or Clearstream Banking will be conducted in accordance with the normal rules and operating procedures of Euroclear and Clearstream Banking and will be settled using the procedures applicable to conventional eurobonds.

     If DTC is at any time unwilling or unable to continue as depositary or is ineligible to act as depositary, and a successory depositary is not appointed by Rentenbank within 90 days after Rentenbank is notified by DTC or becomes aware of this condition, Rentenbank will issue notes in definitive form in exchange for the Global Note representing the notes. In addition, Rentenbank may at any time and in its sole discretion determine not to have the notes represented by one or more Global Notes and, in that case, will issue notes in definitive form in exchange for all of the Global Notes representing the notes. In that case, the notes will be issued only in fully registered form without coupons in denominations of C$1,000 and multiples thereof. If notes are issued in definitive form, DTC will provide the Fiscal Agent with registration information and payment instructions. Thereafter, payment and transfers will be effected by the Fiscal Agent. In case of definitive notes, arrangements can be made for payment and transfer of such notes at the offices of the Luxembourg Paying and Transfer Agent.

Redemption for Tax Reasons

     For a discussion of our option to redeem the notes for tax reasons, please see “Description of the Securities — Redemption for Tax Reasons” in the accompanying prospectus.

Redemption at Holder’s Option

     If, as a result of a change in the ownership of our capital stock, a change in the laws of the Federal Republic, a change in the official interpretation of those laws, or any action taken by the Federal Republic, its legislative bodies, political subdivisions or courts, our obligations under the notes are no longer fully backed by the credit of the Federal Republic under the public law principle of institutional liability (Anstaltslast) or by any replacement instrument, the notes may be redeemed at the option of the holders. Under the terms of the notes, these events are referred to as “Redemption Events”. After a Redemption Event occurs, Rentenbank will give notice to the Fiscal Agent, who will send each holder a notice of their right to redeem. Holders of the notes will have 20 days from the time they receive this notice from the Fiscal Agent to return the notice and the certificates representing the notes to be redeemed. After this 20-day period, holders will not have the option to redeem the notes unless a new Redemption Event occurs. The redemption price will equal 100% of the principal amount plus any accrued interest.

Further Issues

     For a discussion of our ability to issue notes of the same series, please see “Description of the Securities —  Further Issues of Securities of Same Series” in the accompanying prospectus.

Fiscal Agent

     There will be a registrar, Fiscal Agent and principal paying agent (the “Fiscal Agent”) for Rentenbank, whose duties will be governed by the Fiscal Agency Agreement. Deutsche Bank Trust Company Americas, which will act as Fiscal Agent for the notes, has its principal corporate agency and trust office at 60 Wall Street, 27th Floor, New York, New York 10005. We may replace the Fiscal Agent. We may maintain deposit accounts and conduct other banking and financial transactions with the Fiscal Agent. The Fiscal Agent is the agent of Rentenbank, is not a trustee for the holders of notes and does not have the same responsibilities or duties to act for such holders as would a trustee.

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Notices

     Notices to holders of the notes will be delivered to the registered holders and will be published, so long as the notes are listed on the Luxembourg Stock Exchange, in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort).

Replacement Notes

     In case of mutilation, destruction, loss or theft of any definitive note, application for replacement is to be made with the Fiscal Agent. Any such definitive note will be replaced by the Fiscal Agent in compliance with such procedures as Rentenbank and the Fiscal Agent may require and subject to applicable laws and regulations of the State of New York and the Luxembourg Stock Exchange.

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CURRENCY CONVERSIONS AND FOREIGN EXCHANGE RISKS

Currency Conversions

     Initial purchasers of the notes are required to make payments in Canadian dollars. The underwriters are prepared to arrange for the conversion of U.S. dollars into Canadian dollars to enable United States investors to make payments in Canadian dollars. Each such conversion will be made by such underwriter on such terms and subject to such conditions, limitations and charges as such underwriter may from time to time establish in accordance with its regular foreign exchange practices, and subject to applicable United States laws and regulations. All costs of conversion will be borne by such investors. See “ — Foreign Exchange Risks”.

     Principal and interest payments in respect of the notes are payable in Canadian dollars, but owners of beneficial interests in the Global Notes held directly through DTC (“U.S. Investors”) will receive such payments in U.S. dollars, unless they elect, through DTC and its participants, to receive payments in Canadian dollars as set forth below. Payments of principal and interest with respect to beneficial interests in the Global Notes held through DTC will be converted into U.S. dollars by the Fiscal Agent, acting in its capacity as exchange rate agent, and paid to Cede & Co. for payment to U.S. Investors. All costs of such conversion will be borne by U.S. Investors receiving U.S. dollars by deduction from such payments. The U.S. dollar amount of any payment in respect of principal or interest received by a U.S. Investor not electing payment in Canadian dollars will be based on the Fiscal Agent’s, acting in its capacity as the exchange rate agent, bid quotation, at or prior to 11:00 a.m., New York City time, on the second New York business day preceding the applicable payment date, for the purchase of U.S. dollars with Canadian dollars for settlement on such payment date of the aggregate amount of Canadian dollars payable to all U.S. Investors receiving U.S. dollar payments. If such bid quotation is not available, payment of the aggregate amount due to all U.S. Investors on the payment date will be made in Canadian dollars. A U.S. Investor may elect to receive payment in respect of the principal of or interest on the Global Notes in Canadian dollars by notifying the DTC participant through which its beneficial interest in the Global Notes is held on or prior to the applicable record date (in the case of an interest payment) or at least 15 days prior to maturity (in the case of a principal payment) of (i) such U.S. Investor’s election to receive all or a portion of such payment in Canadian dollars and (ii) wire transfer instructions to a Canadian dollar account with respect to any payment to be made in Canadian dollars. Such DTC participant must notify DTC of such election and wire transfer instructions on or prior to the third New York business day after such record date for any payment of interest and on or prior to the twelfth day prior to the payment of principal. DTC will notify the Fiscal Agent, acting in its capacity as exchange rate agent, of such election and wire transfer instructions on or prior to the fifth New York business day after such record date for any payment of interest and on or prior to the tenth day prior to the payment of principal. If complete instructions are received by the DTC participant and forwarded by the DTC participant to DTC and by DTC to the Fiscal Agent, acting in its capacity as exchange rate agent, on or prior to such dates, the U.S. Investor will receive payment in Canadian dollars outside of DTC; otherwise only U.S. dollar payments will be made by the Fiscal Agent, acting in its capacity as exchange rate agent.

     Investors will be subject to foreign exchange risks as to payments in respect of principal and interest that may have important consequences to them. For further information as to such consequences, see “ — Foreign Exchange Risks”.

Foreign Exchange Risks

     An investment in the notes, which are denominated in, and all payments in respect of which are to be made in, a currency other than the currency of the country in which the purchaser is resident or the currency in which the purchaser conducts its business or activities (the “home currency”), entails significant risks that are not associated with a similar investment in a security denominated in the home currency. Such risks include, without limitation, the possibility of significant changes in rates of exchange between the home currency and the Canadian dollar and the possibility of the imposition or modification of foreign exchange controls with respect to the Canadian dollar. Such risks generally depend on economic and political events over which Rentenbank has no control. In recent years, rates of exchange for certain currencies have been highly volatile and such volatility may be expected to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past are not necessarily indicative, however, of fluctuations in such rate that may occur during the term of the notes. Depreciation of the Canadian dollar against the relevant home currency could result in a decrease in the effective yield of the notes below the coupon rate and, in certain circumstances, could result in a loss to the investor on a home currency basis.

     The description of foreign currency risks does not describe all the risks of an investment in securities denominated in a currency other than the home currency. Prospective investors should consult their own financial and legal advisors as to the risks involved in an investment in the notes.

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UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement, dated September 30, 2004 (the “Underwriting Agreement”), the underwriters named below (the “Underwriters”) have severally agreed to purchase, and Rentenbank has agreed to sell to them, severally, the respective principal amount of the notes set forth opposite their respective names below:

Principal
Amount of
Names	Notes

The Toronto-Dominion Bank	C$385,000,000
Canadian Imperial Bank of Commerce, London Branch	5,000,000
Merrill Lynch International	5,000,000
Royal Bank of Canada Europe Limited	5,000,000

Total	C$400,000,000

     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by their counsel and certain other conditions. The Underwriters are obligated to take and pay for all of the notes, if any are taken.

     The notes are offered for sale in those jurisdictions in Canada, the United States, Europe and Asia where it is legal to make such offers.

     In order to facilitate the offering of the notes, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the Underwriters may overallot in connection with the offering, creating a short position in the notes for their own account. In addition, to cover overallotments or to stabilize the price of the notes, the Underwriters may bid for, and purchase, the notes in the open market. Finally, the Underwriters may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the notes in the offering, if they repurchase previously distributed notes in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price for the notes above independent market levels. The Underwriters are not required to engage in these activities and may end any of these activities at any time.

     Each of the Underwriters has agreed that it will not offer, sell or deliver any of the notes, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the notes, in or from any jurisdiction except under circumstances that will result in compliance with the applicable laws and regulations thereof.

     Each of the Underwriters has represented and agreed that (a) no prospectus has been issued or will be issued in respect of the notes for distribution to the public under applicable Canadian securities laws, and (b) the notes may not be offered or sold, directly or indirectly, in Canada except in compliance with applicable Canadian securities laws and accordingly, any sales of the Notes will be made (i) through a Canadian chartered bank, an appropriately registered securities dealer or in accordance with an available exemption from the registered securities dealer requirements of applicable Canadian securities laws; and (ii) pursuant to an exemption from the prospectus requirements of such laws.

     Each of the Underwriters has represented and agreed that (i) it has not offered or sold and prior to the expiration of the period of six months from the date of issue of the notes will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000, which we refer to below as the FSMA, with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom; (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which section 21(1) of the FSMA would not, if Rentenbank was not an authorized person, apply to Rentenbank.

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     Each of the Underwriters has acknowledged that (other than in the United States of America) no action has been or will be taken in any jurisdiction by the underwriters or Rentenbank that would permit a public offering of the notes, or possession or distribution of any offering materials in any jurisdiction where action for those purposes is required.

     Rentenbank does not intend to apply for listing of the notes on a United States national securities exchange, but has been advised by the Underwriters that they intend to make a market in the notes. The Underwriters are not obligated, however, to do so and may discontinue their market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     Rentenbank has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the Underwriters and their affiliates from time to time have performed, and may in the future perform, various investment banking and/or commercial banking services for Rentenbank in the ordinary course of their respective businesses.

     It is expected that delivery of the notes will be made on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 of the Securities and Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes before the notes are delivered by the underwriters may be required, by virtue of the fact that the notes initially will settle in five business days, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes before delivery of the notes should consult their own advisor.

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VALIDITY OF THE NOTES

     The validity of the notes will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of the notes will be passed upon by Jones Day, counsel for the Underwriters. Jones Day may rely as to all matters of German law on the opinion of the in-house legal advisors for Rentenbank. Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Jones Day. Sullivan & Cromwell LLP is advising Rentenbank as to matters of United States Federal and New York law. All statements in the accompanying prospectus and this prospectus supplement with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

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GENERAL INFORMATION

Luxembourg Listing

     Application has been made to list the notes on the Luxembourg Stock Exchange. Prior to the listing of the notes, the constitutional documents of Rentenbank along with the legal notice relating to the issue of the notes will be deposited with the Registre de Commerce et des Sociétés a Luxembourg where such documents may be examined and copies obtained. In addition, copies of the Fiscal Agency Agreement (including the Form of Note), and the Bank’s financial statements will be available for inspection at the offices of the Luxembourg Paying Agent. As long as the notes are listed on the Luxembourg Stock Exchange, the Bank will maintain a Paying and Transfer Agent in Luxembourg.

Authorization

     Rentenbank’s participation in this matter was authorized by the Advisory Board of Rentenbank at its meeting on April 2, 2004.

No Material Change

     Except as disclosed in this prospectus supplement or the accompanying prospectus, there has been no material adverse change in the financial position of Rentenbank since December 31, 2003.

Litigation

     Rentenbank is not involved in any litigation or arbitration proceedings relating to claims or amounts which are material in the context of the issue of the notes nor, so far as Rentenbank is aware, is any such litigation or arbitration pending or threatened.

Independent Auditors

     Deloitte & Touche GmbH Wirtschaftsprüfungsgesellschaft (formerly Wollert-Elmendorff Deutsche Industrie-Treuhand GmbH Wirtschaftsprüfungsgesellschaft, Düsseldorf) serves as independent auditors for Rentenbank. The Bank’s consolidated and unconsolidated financial statements for the years ending December 31, 2003 and 2002 are incorporated by reference into the accompanying prospectus and have been audited by the independent auditors as stated in their report also incorporated by reference therein. Rentenbank prepares both consolidated and unconsolidated financial statements and its financial statements for the years ending December 31, 2003 and 2002 as well as its future annual financial statements will be available at the offices of the Listing Agent in Luxembourg free of charge. The fiscal year of Rentenbank runs from January 1 to December 31.

Clearing Systems and Settlement

     The notes have been accepted for clearance through the facilities of DTC, CDS, Euroclear and Clearstream Banking. The CUSIP number for the notes is 515110 AH 7, the ISIN code for the notes is US515110AH70 and the Common Code for the notes is 20020938.

Notices

     All notices shall be deemed to have been given upon (1) the mailing by first class mail, postage prepaid, of such notices to each holder of the notes to their registered addresses as recorded in the applicable securities register and, in addition, (2) so long as the notes are listed on the Luxembourg Stock Exchange and it is required by the rules of the Luxembourg Stock Exchange, publication of such notice to holders of notes in English in a leading newspaper having general circulation in Luxembourg (which is expected to be the Luxemburger Wort) or, if such publication is not practicable, in one other leading English language daily newspaper with general circulation in Europe, such newspaper being published on each business day in morning editions.

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PRINCIPAL OFFICE OF LANDWIRTSCHAFTLICHE RENTENBANK Hochstrasse 2 60313 Frankfurt am Main Germany

FISCAL AGENT Deutsche Bank Trust Company Americas 60 Wall Street, 27th Floor New York, New York 10005	LISTING AGENT Deutsche Bank Luxembourg S.A. 2 Boulevard Konrad Adenauer L-1115 Luxembourg

LEGAL ADVISERS

To Rentenbank as to United States law SULLIVAN & CROMWELL LLP Neue Mainzer Strasse 52 60311 Frankfurt am Main Germany	To the Underwriters as to United States and German law JONES DAY Grueneburgweg 102 60323 Frankfurt am Main Germany 222 East 41st Street New York, New York 10017

LUXEMBOURG PAYING AND TRANSFER AGENT Deutsche Bank Luxembourg S.A. 2 Boulevard Konrad Adenauer L-1115 Luxembourg

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PROSPECTUS

Landwirtschaftliche Rentenbank

DEBT SECURITIES

Landwirtschaftliche Rentenbank (“Rentenbank”), an institution organized under the public law of the Federal Republic of Germany, from time to time may offer up to U.S.$3,250,000,000 (or its equivalent in other currencies or composite currencies or in amounts determined by reference to an index) aggregate principal amount of its debt securities consisting of bonds, notes and/or other evidences of indebtedness (“Securities”). These Securities will be unconditional obligations of Rentenbank.

Under our governing law, the Securities will be effectively backed by the full faith and credit of the Federal Republic. See “Responsibility of the Federal Republic for Rentenbank”.

For each offer and sale of Securities under this prospectus, we will provide a prospectus supplement with the specific terms of each issue.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is July 22, 2003.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the Securities described in this prospectus in one or more offerings up to the total dollar amount registered with the SEC (or the equivalent in other currencies). This prospectus provides you with a general description of the Securities we may offer. Each time we sell Securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus.

You should read both this prospectus and any prospectus supplement together with additional information described below under the heading “Where You Can Find More Information” before you invest.

You should rely only on the information as provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these Securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover pages of these documents.

WHERE YOU CAN FIND MORE INFORMATION

Rentenbank files an Annual Report on Form 18-K with the SEC. This report includes financial, statistical and other information concerning Rentenbank and the Federal Republic of Germany. You can inspect and copy this annual report at the public reference facilities maintained by the SEC in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of this report at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. All filings are also available online through the SEC’s EDGAR electronic filing system. Access to EDGAR can be found on the SEC’s website, www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the Annual Report on Form 18-K of Rentenbank for the year ended December 31, 2002 and any further filings made with the SEC until we sell all of the securities.

You may request a copy of these filings at no cost by writing Landwirtschaftliche Rentenbank, Hochstrasse 2, 60313 Frankfurt am Main, Germany.

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USE OF PROCEEDS

As may be more specifically described in the relevant prospectus supplement, the net proceeds from the sale of the Securities will be used to finance our lending activities as described in this prospectus, including the refinancing of existing liabilities.

LANDWIRTSCHAFTLICHE RENTENBANK

Overview

Rentenbank was founded in 1949 as the development bank for the agriculture, forestry, fishing and food industries in Germany. We are an institution established under public law (rechtsfähige Anstalt des öffentlichen Rechts) and have our headquarters in Frankfurt am Main. We do not have any branches.

Our activities and governance structure are regulated by our governing law. Under this governing law, we are charged with the public task of promoting the agriculture industry (including forestry, horticulture and fishing) and the development of rural areas through the extension of credit for:

•	the agriculture industry (including forestry, horticulture and fishing) and the related upstream and downstream industries;

•	the sale and warehousing of agriculture and food products;

•	agriculture-related environmental protection, the development of renewable energies and renewable raw materials from agriculture products, the expansion of ecological farming and the protection of animals within the agriculture industry; and

•	the development of and building of infrastructure in rural areas.

The Federal Ministry for Consumer Protection, Food and Agriculture may, in concert with the Federal Ministry of Finance, instruct Rentenbank to finance additional agricultural and rural development activities.

We extend credit to German and other European Union public and private sector banks which are active in the financing of agriculture, forestry, horticulture and fishing, both by means of traditional loans and by purchasing the debt securities of such banks. We also make loans to (1) financial institutions for the financing of rural development and infrastructures projects, (2) a limited number of German regional state governments, and (3) specific agencies of the Federal Republic.

As an instrumentality serving public policy objectives of the Federal Government, we are not subject to corporate income and trade tax and do not seek to maximize profits.

Rentenbank’s governing law was amended in several fundamental respects through federal legislation effective as of August 1, 2002. Material provisions of such law, including provisions relating to the advisory board, the general meeting and the supervision of Rentenbank, take effect after the general meeting at which Rentenbank’s accounts for the fiscal year 2003 are approved, currently expected to take place in May 2004.

Our governing law will be amended again by the Development Banks New Restructuring Law (Förderbankenneustrukturierungsgesetz). Under this law, several changes will be made in order to clarify the permissible activities of Rentenbank in connection with the March 1, 2002 understanding with the European Union concerning Anstaltslast. See “Relationship with the Federal Government — Understandings with the European Commission”.

Rentenbank’s founding capital was raised through a public charge imposed on agricultural land in Germany from 1949 to 1958. This charge was established by a federal law, the Law on the Rentenbank Land Charge (Gesetz über die Rentenbankgrundschuld), dated May 11, 1949.

At December 31, 2002, Rentenbank had total consolidated assets of approximately €64.4 billion. Under German law, we prepare financial statements on both a consolidated and an unconsolidated basis. Throughout this description, we discuss our consolidated financial information unless we note otherwise.

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Our headquarters are located at Hochstrasse 2, 60313 Frankfurt am Main, Germany, and our telephone number is 011-49-69-2107-0.

Relationship with the Federal Government

As a creature of federal law, Rentenbank has no shareholders and Germany’s federal parliament exercises ultimate control over Rentenbank through legislative action. For example, our governing law specifies the scope of our activities. The federal government exercises supervision of Rentenbank until May 2004 through a commissioner specifically charged with protecting the public interest and with ensuring that our business operations comply with our governing law and related federal laws. After May 2004, such responsibility will pass to the Ministry of Consumer Protection, Food and Agriculture which will make its decisions in concert with the Ministry of Finance. Moreover, we may only be liquidated pursuant to legislative action by the federal parliament.

Anstaltslast

Rentenbank benefits from the Anstaltslast, or institutional liability, of the Federal Republic. This means that the Federal Republic will:

•	safeguard the economic basis of Rentenbank;

•	keep it in a position to pursue its operations throughout its existence as a statutory body under public law; and

•	in the event of financial difficulties, enable it by financial contribution or in some other appropriate manner to perform its obligations when due, including our securities or our guarantee of any securities if a substitute obligor is substituted for Rentenbank.

This duty under public law exists solely between the Federal Republic and Rentenbank and not between the Federal Republic and any third party. The Federal Republic would not, under Anstaltslast, be permitted to allow us to default on an obligation; the Federal Republic would be required on its own authority to take steps to enable us to perform our obligation when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including holders of any of our securities. Accordingly, while Anstaltslast does not constitute a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under Anstaltslast, the effect of Anstaltslast is that our obligations to the holders of any of our securities are fully backed by the credit of the Federal Republic. The obligation of the Federal Republic under Anstaltslast would constitute a legally established charge on public funds that would be payable without the need for appropriation or any action by the German parliament.

Understandings with the European Commission

On July 17, 2001, representatives of the Federal Government and the Commission of the European Union reached an understanding on transitional rules with respect to state guarantees for public sector universal banks (Landesbanken) and public sector savings banks (Sparkassen). Explicit statutory guarantees from a state government or the Federal Republic (Gewährträgerhaftung) will be abolished after a four year transitional period lasting until July 18, 2005 and the Anstaltslast will be replaced by a “normal commercial relationship” between the owners (whether it be a state government or the Federal Republic) and the public financial institution concerned. The transitional arrangement provides that liabilities that were undertaken up to July 18, 2001 are covered by Gewährträgerhaftung until they mature. During the transitional period through July 18, 2005, the system of Anstaltslast and Gewährträgerhaftung may be maintained in their present form. After this transitional period, any liability that still exists and was created after July 18, 2001 will continue to be covered by Gewährträgerhaftung, provided its maturity does not exceed December 31, 2015. The foregoing understanding, however, does not affect Anstaltslast vis-à-vis the Rentenbank.

On March, 1, 2002, representatives of the Federal Government and the Commission of the European Union reached an understanding on the treatment of state guarantees for federal development banks such as Rentenbank for purposes of the European Union state aid rules. Pursuant to the agreement, the use of advantages for special credit institutions immanent to Anstaltslast and other state guarantees relevant under the state aid rules is allowed for the performance of promotional tasks at the request of the state in promotional areas like financing of small and medium enterprises (“SMEs”), infrastructure, environment-friendly investment, housing as well as co-operation with developing countries. Activities, which do not fall under the areas in line with the state aid rules, must be either discontinued by the special credit institutions or hived off to legally independent subsidiaries without state support.

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On March 17, 2003, the German government formally presented the draft version of the Development Banks New Restructuring Law (Förderbankenneustrukturierungsgesetz or “Restructuring Law”). Under this draft law, several changes to Rentenbank’s governing law have been proposed in order to clarify the permissible activities of Rentenbank in connection with the March 1, 2002 understanding with the European Union concerning Anstaltslast. An amending law which came into force on August 1, 2002 has already specified more clearly Rentenbank’s permissible activities. The Restructuring Law is designed to bring the description of these activities in line with the language of the understanding and to broaden the scope of Rentenbank’s activities, wherever possible under the terms of the understanding. If the Restructuring Law comes into force, Rentenbank will be authorized to extend credit for agriculture-related consumer protection. The Restructuring Law is currently anticipated to come into effect before the end of July 2003.

Based on the foregoing, Rentenbank does not currently expect that it will be required to either discontinue or separately incorporate any material portion of its present business activities as a result of the understandings.

Supervision by the Federal Government

Our governing law prescribes our internal governance structure, our capital structure, the limited scope and nature of our lending activities and provides for supervision of us by the Federal Republic. Although our day-to-day operations are managed independently by our management board under the supervision of the advisory board, the Federal Republic has the right to appoint a supervisory commissioner and deputy commissioner to exercise federal control and supervision over us. Both the commissioner and deputy commissioner are Federal Republic officials. The commissioner is appointed by the Federal Ministry for Consumer Protection, Food and Agriculture and the deputy commissioner is appointed by the Federal Ministry of Finance. After May 2004, federal supervision of Rentenbank will be exercised by the Federal Ministry of Consumer Protection, Food and Agriculture in concert with the Ministry of Finance. The statutory functions of the commissioner include, among other things, ensuring that we adhere to our governing law and our statutes and that loans are made only to qualified borrowers. In order to fulfill their statutory duties, the commissioner and deputy commissioner have full investigative powers as well as the power to convene meetings of the management board, the advisory board and a general meeting and to submit resolutions to those bodies. The commissioner is also entitled to prohibit the performance of directives and resolutions which would violate the laws of the Federal Republic or our statutes.

We are also subject to supervision and regulation by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) under the German Banking Act (Gesetz über das Kreditwesen).

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DESCRIPTION OF THE SECURITIES

The following briefly summarizes the terms and conditions of the Securities to be offered by Rentenbank in distinct series from time to time, and the Fiscal Agency Agreement in respect of the Securities. Copies of the form of the Securities and the form of the Fiscal Agency Agreement are filed as exhibits to the Registration Statement of which this prospectus is a part. This summary is not complete and is qualified in its entirety by reference to such exhibits. Terms that are used in this prospectus and that are defined in the Fiscal Agency Agreement have the respective meanings given to them in the Fiscal Agency Agreement, unless they are otherwise defined in this prospectus.

General

Rentenbank may issue Securities in distinct series from time to time. This section summarizes the terms of the Securities that are common to all series of Securities. The financial and other specific terms of your series are described in the applicable prospectus supplement, which is attached to or accompanies this prospectus. If the terms described in the prospectus supplement applicable to your Securities differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

The prospectus supplement that relates to your Securities will specify the following terms:

•	the title of the Securities;

•	the price or prices at which Rentenbank will issue the Securities;

•	the aggregate principal amount, and any limitation of that amount, of the Securities;

•	the currency in which the Securities will be denominated and the denominations in which Rentenbank may issue the Securities;

•	the maturity date of the Securities, on which Rentenbank must repay principal;

•	the currency or currencies and in which Rentenbank may pay principal and interest;

•	the interest rate, if any, which the Securities will bear and, if variable, the method by which the interest rate will be determined;

•	the date from which interest will accrue, and the dates on which Rentenbank must pay interest, and the record dates for payment of interest;

•	whether any amount payable on the Securities will be determined based on an index, price or formula, and how any such amount will be determined;

•	where and how Rentenbank will pay principal and interest;

•	whether and in what circumstances the Securities may be redeemed before maturity;

•	whether the Securities may be issued in fully registered form, in bearer form with interest coupons, or both, and any restrictions on the exchange of one form for the other;

•	in the case of bearer Securities, any applicable United States tax restrictions;

•	whether any part or all of the Securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) Securities; and

•	any other terms of the Securities.

If applicable, the prospectus supplement that relates to your Securities will describe whether and in what circumstances they will be exchangeable for other Securities. The prospectus supplement that relates to your Securities will also describe any special United States federal income tax or other considerations applicable to your Securities.

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Rentenbank has appointed Deutsche Bank Trust Company Americas (formerly Bankers Trust Company) as fiscal agent (the “Fiscal Agent”) in connection with each series of Securities. The duties of the Fiscal Agent are governed by a fiscal agency agreement dated October 16, 2001 between Rentenbank and Bankers Trust Company (the “Fiscal Agency Agreement”). The Fiscal Agent for any series will be the same as the Fiscal Agent for any other series. Rentenbank may replace the Fiscal Agent, which is Rentenbank’s agent. The Fiscal Agent is not a trustee for the holders of Securities, nor does it have a trustee’s responsibilities or duties to act for them. So long as no conflict of interest arises, the Fiscal Agent may engage or be interested in any financial or other transaction with Rentenbank.

Rank of Securities

The Securities, when issued, will not be secured by any of Rentenbank’s property or assets and will not be subordinated to any of Rentenbank’s other general obligations. The Securities therefore will rank equally with each other and with all of Rentenbank’s other unsecured and unsubordinated indebtedness, subject to certain exceptions mandated under German law.

Additional Amounts

All payments of, or in respect of, principal of, and interest on, the Securities by Rentenbank or any substitute obligor (as defined under “— Substitution of Rentenbank” below) permitted by the terms of the Securities will be made without deduction or withholding for or on account of any present or future taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of the Federal Republic or any political subdivision thereof or any authority or agency therein or thereof having power to tax (including any such amounts deducted or withheld under any law or directive of the European Union that has the effect of law in the Federal Republic) (“German tax”), unless the withholding or deduction of the German tax is required by law. In that event, Rentenbank or the substitute obligor shall pay such additional amounts (“Additional Amounts”) as may be necessary in order that the net amounts receivable by the holder of the Securities after such withholding or deduction shall equal the respective amounts which would have been receivable by the holder in the absence of the withholding or deduction, except that no additional amounts shall be payable with respect to any Securities:

•	to, or to a third party on behalf of, a holder or beneficial owner of Securities who is liable for such German tax in respect of the Securities by reason of his having some connection with the Federal Republic other than merely holding the Securities or receiving principal, interest or other amounts in respect of the Securities;

•	where any such German tax is imposed or levied otherwise than by deduction or withholding from any payment of principal or interest;

•	where such withholding or deduction is imposed on a payment to an individual and is required to be made pursuant to the European Union directive on taxation of savings income in the form of interest payments approved by the Ecofin Council on June 3, 2003 or any law implementing or complying with, or introduced in order to conform to, such directive or law; or

•	which are presented (where presentation is required) for payment by or on behalf of a holder who would be able to avoid such withholding or deduction by presenting the relevant Securities to another Paying Agent in a Member State of the European Union.

If Rentenbank or a substitute obligor becomes subject generally at any time to any taxing jurisdiction other than or in addition to the jurisdiction of the Federal Republic, the requirement to pay Additional Amounts shall also apply with reference to such other jurisdiction(s). For the avoidance of ambiguity, in such circumstances, the reference to German tax above will be treated as including any taxes, assessments, duties or other governmental charges imposed or levied by or on behalf of such other taxing jurisdiction or any political subdivision thereof or any authority or agency therein or thereof having the power to tax.

Redemption for Tax Reasons

If Rentenbank or any substitute obligor must pay you additional amounts because of tax law changes effective after the date of the prospectus supplement for your series of Securities in the case of Rentenbank or after the date the substitute obligor became such in the case of a substitute obligor, Rentenbank or the substitute obligor may redeem all of the outstanding Securities in your series. If Rentenbank or the substitute obligor decides to redeem your Securities, it will give you at least 30 days’ notice, and will pay you the principal

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amount of your Securities plus any accrued interest. Rentenbank or the substitute obligor cannot notify you that it will redeem your Securities until 90 days before the earliest date on which it must pay additional amounts if it made payment on your Securities on that date.

Redemption at Holder’s Option

Except as otherwise specified in the prospectus supplement relating to a particular series of Securities, if as a result of a change in the ownership of our capital stock, a change in the laws of the Federal Republic, a change in the official interpretation of those laws, or any action taken by the Federal Republic, its legislative bodies, political subdivisions or courts, our obligations under the Securities are no longer fully backed by the credit of the Federal Republic under the public law principle of institutional liability (Anstaltslast) or by any replacement instrument, the Securities may be redeemed at the option of the holders. Under the terms of the Securities, these events are referred to as “Redemption Events”. After a Redemption Event occurs, Rentenbank will give notice to the Fiscal Agent, who will send each holder a notice of their right to redeem. Holders of the Securities will have 60 days from the time they receive this notice from the Fiscal Agent to return the notice and the certificates representing the Securities to be redeemed. After this 60-day period, holders will not have the option to redeem the Securities unless a new Redemption Event occurs. The redemption price will equal 100% of the principal amount plus any accrued interest.

Events of Default

The holder of any Security may, by written notice to Rentenbank and the Fiscal Agent, to be addressed to the specified office of the Fiscal Agent, declare such Security due and payable immediately if:

•	Rentenbank fails to pay any amount of principal of (and premium, if any) or interest on the Securities of such series within 30 days of the due date for payment thereof; or

•	Rentenbank defaults in the performance or observance of any of its other obligations under or in respect of the Securities of such series (except in any case where such default is incapable of remedy when no such continuation or notice, as is hereinafter mentioned, will be required) and such default remains unremedied for 90 days after written notice requiring such default to be remedied has been delivered to Rentenbank, as the case may be, by hand or by registered mail at the specified office of the Fiscal Agent by such holder; or

•	Rentenbank stops or suspends payment of its debts generally, or announces its inability to meet its financial obligations; or

•	A court opens bankruptcy or other insolvency proceedings against Rentenbank, such proceedings are instituted and have not been discharged or stayed within 60 days, or Rentenbank applies for or institutes such proceedings or takes any action for a readjustment or deferment of its obligations generally or makes a general assignment or composition with or for the benefit of its creditors or declares a moratorium in respect of its indebtedness; or

•	Rentenbank goes into liquidation or is dissolved according to its governing law, unless this is done in connection with a merger, consolidation or other form of combination with or into any other company or entity not involving or arising out of insolvency and such other or new company or entity assumes all of the obligations of Rentenbank under the Securities of such series.

Because each series of Securities shall be independent of each other series, a default with respect to one series of Securities will not, in itself, constitute a default with respect to, or permit the acceleration of maturity of, Securities of a different series, except in the case of the events of default described in the last three bullet points above.

Amendments

Rentenbank and the Fiscal Agent may, without the vote or consent of any holder of Securities, amend the Fiscal Agency Agreement or the Securities of any series in order to:

•	add to the covenants of Rentenbank for the benefit of the holders of Securities;

•	surrender any right or power conferred upon Rentenbank;

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•	secure the Securities;

•	cure any ambiguity or cure, correct or supplement any defective provision of the Fiscal Agency Agreement or the Securities; or

•	amend the Fiscal Agency Agreement or the Securities of such series in any manner which Rentenbank and the Fiscal Agent may determine and which is not inconsistent in any material respect with such Securities and which does not adversely affect in any material respect the interest of any holder of such Securities.

Rentenbank and the Fiscal Agent may also, with the written consent of the holders of a majority of the principal amount of the Securities of any series, modify any of the other terms or provisions of the Securities of that series or, insofar as relates to that series, the Fiscal Agency Agreement. However, each and every holder of the Securities of a series must consent to any amendment or provision of the Securities of that series or the Fiscal Agency Agreement that would:

•	change the due date for the payment of the principal of (or premium, if any) or any installment of interest on any Security of that series;

•	reduce the principal amount of any Security of that series, the portion of such principal amount which is payable upon acceleration of the maturity of such Security, the interest rate thereon or the premium payable upon redemption thereof;

•	change the coin or currency in which or the required places at which payment with respect to interest, premium or principal in respect of the Securities of that series is payable;

•	shorten the period during which Rentenbank is not permitted to redeem the Securities of that series, or permit Rentenbank to redeem the Securities of such series if, prior to such action, Rentenbank is not permitted to do so;

•	reduce the proportion of the principal amount of the Securities of that series the vote or consent of the holders of which is necessary to modify, amend or supplement the Fiscal Agency Agreement or the terms and conditions of those Securities or to make, take or give any request, demand, authorization, direction, notice, consent, waiver or other action provided thereby to be made, taken or given; or

•	change the obligation of Rentenbank to pay additional amounts.

Substitution of Rentenbank

Rentenbank may at any time substitute for itself any other company as principal debtor in respect of the Securities of any series so long as the successor obligor, which we refer to as a substitute obligor, is a company 100% of which is owned, directly or indirectly, by Rentenbank. Any such substitution will not require the consent of holders of the Securities of that series, but Rentenbank will be required to guarantee the obligations of the substitute obligor under those Securities. No substitution may occur unless the substitute obligor is in a position to fulfill all payment obligations under such Securities without being required to withhold tax at source.

A substitution of another company as principal debtor in respect of the Securities of any series is likely to result in the recognition of gain or loss for United States federal income tax purposes by the holders of the Securities of that series and possibly other adverse tax consequences to those holders. Holders should consult their own tax advisors regarding the tax consequences of such a substitution.

Further Issues of Securities of Same Series

Rentenbank may from time to time without the consent of the holders of the Securities issue further Securities having identical terms and conditions so that such further Securities shall form a single series with an outstanding series of Securities.

Rentenbank may offer additional Securities which could be deemed to have original issue discount (“OID”) for United States federal income tax purposes as part of such further issue. Purchasers of Securities of the applicable series after the date of the further issue will not be able to differentiate between Securities sold as

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part of the further issue and previously issued Securities of that series. Under such circumstances, purchasers of Securities of that series after the further issue may be required to accrue OID (or greater amounts of OID than they would otherwise have accrued) with respect to their Securities. This may affect the price of the previously outstanding Securities of the applicable series. Purchasers are advised to consult their own advisors regarding the implications of any future decision by Rentenbank to undertake a further issue of Securities with OID.

Jurisdiction

Rentenbank will accept the jurisdiction of any state or federal court in the City of New York, in respect of any action arising out of or based on the Securities that may be maintained by any holder of those Securities. Rentenbank will appoint Corporation Service Company in the City of New York as its authorized agent upon which process in any such action may be served. Rentenbank will irrevocably waive any immunity to which it might otherwise be entitled in any action arising out of or based upon the Securities brought in any state or federal court in the City of New York.

Rentenbank is also subject to suit in competent courts in the Federal Republic to the extent permitted by German law.

Governing Law

The Fiscal Agency Agreement and the Securities will be governed by, and interpreted in accordance with, the internal laws of the State of New York, except that all matters governing Rentenbank’s authorization of issuance of any Securities shall be governed by the laws of the Federal Republic.

RESPONSIBILITY OF THE FEDERAL REPUBLIC FOR RENTENBANK

Our obligations are effectively backed by the full faith and credit of the Federal Republic. Under the German administrative law principle of Anstaltslast, or institutional liability, the Federal Republic is responsible for ensuring that we can meet our obligations, including our publicly issued debt securities, or our guarantee of debt securities should a Substitute Obligor be substituted for Rentenbank, when they are due. Under the Anstaltslast principle, the Federal Republic, as the government body establishing an entity with legal capacity such as Rentenbank, has an institutional liability to Rentenbank requiring the Federal Republic to safeguard Rentenbank’s economic basis and to keep it in a position to pursue its operations and enable it, in the event of financial difficulties, through the allocation of funds or in some other appropriate manner, to perform its obligations when due. Anstaltslast is not a formal guarantee of our obligations by the Federal Republic, and our creditors do not have a direct claim against the Federal Republic under it. However, the Federal Republic is required on its own authority to take steps to enable us to perform our obligations when due. Moreover, under German law, we would be required to enforce our rights against the Federal Republic in the event we needed to do so in order to meet our obligations to third parties, including Security holders. The obligation of the Federal Republic under Anstaltslast would constitute a charge on public funds that, as a legally established obligation, would be payable without the need for any appropriation or any other action by the federal parliament.

DEBT RECORD

Neither Rentenbank nor the Federal Republic has ever defaulted on the payment of, or premium or interest on, any security issued by it.

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GERMAN TAXATION

The following is a general discussion of certain German tax consequences of the acquisition and ownership of Securities offered by Rentenbank. This discussion does not purport to be a comprehensive description of all tax considerations that may be relevant to a decision to purchase the Securities. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular purchaser. This summary is based on the laws of Germany currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive or retrospective effect.

Prospective purchasers of Securities are advised to consult their own tax advisors as to the tax consequences of the purchase, ownership and disposition of notes, including the effect of any state or local taxes, under the tax laws in Germany and each country of which they are residents.

Tax Residents

Payments of interest on the Securities, including interest having accrued up to the sale of the Securities and credited separately (“Accrued Interest”) to persons who are tax residents of Germany (i.e., persons whose residence, habitual abode, statutory seat, or place of effective management and control is located in Germany) are subject to German personal or corporate income tax (plus solidarity surcharge (Solidaritätszuschlag) at a rate of 5.5% thereon). Such interest is also subject to trade tax if the Securities form part of the property of a German trade or business. Accrued Interest paid upon the acquisition of the Securities may give rise to deductible expenses if the Securities are held as non-business assets.

Upon maturity of the Securities the initial subscriber to the Securities derives, in addition to, or, as in the case of zero coupon securities, instead of the current interest on the Securities, taxable investment income in an amount equal to the difference between the issue price of the Securities and the redemption amount (“Original Issue Discount”), in the case of Securities held as non-business assets, however, only if the Original Issue Discount exceeds certain thresholds. Provided that the Securities can be classified as a financial innovation (Finanzinnovation) under German tax law (including zero coupon securities, floating rate securities or discounted securities), and are purchased or disposed of while outstanding, or redeemed at maturity, the Original Issue Discount (provided the holder of the security gives proof of the applicable yield to maturity) to the extent attributable to the period over which the holder has held the securities minus interest, including Accrued Interest, already taken into account or, alternatively, the difference between the proceeds from the disposition assignment or redemption and the purchase price is subject to personal or corporate income tax in the year of the disposition assignment or maturity of the Securities. If, however the Securities form part of the property of a German trade or business, in each year the part of the Original Issue Discount attributable to such year as well as interest accrued must be taken into account proportionately as interest income and may also be subject to trade tax. Where the Securities are expressed in a currency other than the Euro, the difference referred to in the sentence before the immediately preceding sentence is first computed as the difference between the foreign currency denominated proceeds and the foreign-currency denominated price and then translated into Euros.

Capital gains from the disposition of the Securities, other than income from Original Issue Discount exceeding certain thresholds, as defined above, are only taxable to a German tax-resident individual if the Securities are disposed of within one year after their acquisition or form part of the property of a German trade or business, in which case the capital gains may also be subject to trade tax. Capital gains derived by German-resident corporate holders of Securities will be subject to corporate income tax (plus solidarity surcharge at a rate of 5.5% thereon) and trade tax.

If the Securities are held in a custodial account that the Security holder maintains with a German branch of a financial or financial services institution (the “Disbursing Agent”) a 30% withholding tax on interest payments (Zinsabschlag), plus 5.5% solidarity surcharge on such tax, will be levied, resulting in a total tax charge of 31.65% of the gross interest payment. Withholding tax is also imposed on Accrued Interest. If the Securities qualify as financial innovations, as explained above, and are kept in a custodial account, which the security holder maintains with a Disbursing Agent such Agent will generally withhold tax at a rate of 30% (plus solidarity surcharge at a rate of 5.5% thereon) from interest payments, Accrued Interest as well as from the positive difference between the redemption amount or proceeds from the disposition or assignment and the issue or purchase price of the Securities if the Securities have been kept in a custodial account with such Agent since the time of issuance or acquisition, respectively, and will first compute such difference, where the Securities are expressed in a currency other than the Euro, as the difference between the foreign-currency denominated proceeds and the foreign-currency denominated price and will then translate such difference into Euros. If the Securities have not been kept in the custodial account since their issuance or acquisition the 30% withholding

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tax is applied to 30% of the amounts paid in partial or final redemption of the Securities or the proceeds from the disposition or assignment of the Securities, respectively.

In computing the tax to be withheld the Disbursing Agent may deduct from the basis of the withholding tax any Accrued Interest paid by the holder of the Securities to the Disbursing Agent during the same calendar year. In general, no withholding tax will be levied if the holder of the Securities is an individual (i) whose Securities do not form part of the property of a German trade or business nor gives rise to income from the letting and leasing of property, and (ii) who filed a withholding exemption certificate (Freistellungsauftrag) with the Disbursing Agent but only to the extent the interest income derived from the Securities together with other investment income does not exceed the maximum exemption amount shown on the withholding certificate. Similarly, no withholding tax will be deducted if the holder of the Securities has submitted to the Disbursing Agent a certificate of non-assessment (Nichtveranlagungsbescheinigung) issued by the relevant local tax office.

If the Securities are not kept in a custodial account with a Disbursing Agent the withholding tax will apply at a rate of 35% of the gross amount of interest paid by a Disbursing Agent upon presentation of a coupon (whether or not presented with the Securities to which it appertains) to a holder of such coupon (other than a non-German financial or financial services institution). In this case proceeds from the disposition or redemption of a coupon, and if the Securities qualify as financial innovations 30% of the proceeds from the disposition, assignment or redemption of the Securities, will also be subject to withholding tax at a rate of 35%. Where the 35% withholding tax applies no Accrued Interest paid can be taken into account in determining the withholding tax base. Again solidarity surcharge at a rate of 5.5% of the withholding tax applies so that the total tax burden to be withheld is 36.925%.

Withholding tax and solidarity surcharge thereon are credited as prepayments against the German personal or corporate income tax and the solidarity surcharge liability of the German resident. Amounts overwithheld will entitle the security holder to a refund, based on an assessment to tax.

Nonresidents

Interest, including Accrued Interest and Original Issue Discount, and capital gains derived by persons who are not tax residents of Germany are not subject to German taxation, unless (i) the Securities form part of the business property of a permanent establishment, including a permanent representative, or a fixed base maintained in Germany by the security holder or (ii) the interest income otherwise constitutes income taxable in Germany (such as income from the letting and leasing of certain German-situs property). In the latter case a tax regime similar to that explained above under the heading “— Tax Residents” applies; capital gains from the disposition of Securities are, however, only taxable in the case of (i).

Nonresidents of Germany are, in general, exempt from German withholding tax on interest and solidarity surcharge thereon. However, where the interest is subject to German taxation as set forth in the preceding paragraph and the Securities are held in a custodial account with a Disbursing Agent, withholding tax is levied as explained above under the heading “— Tax Residents”.

Inheritance and Gift Tax

No inheritance or gift taxes with respect to any of the Securities will arise under the laws of Germany, if, in the case of inheritance tax, neither the decedent nor the beneficiary, or, in the case of gift tax, neither the donor nor the donee, is a resident of Germany and such Securities are not attributable to a German trade or business for which a permanent establishment is maintained, or a permanent representative has been appointed, in Germany. Exceptions from this rule apply to certain German expatriates.

Other Taxes

No stamp, issue, registration or similar taxes or duties will be payable in Germany in connection with the issuance, delivery or execution of the Securities. Currently, net assets tax is not levied in Germany.

Tax Reform Proposals

On June 18, 2003, the German Federal Government introduced draft legislation providing for a tax amnesty for non-complying taxpayers. Depending on a taxpayer’s promptness in submitting for amnesty, the applicable tax rate will be either 25% or 35%. In March 2003, the German Federal Government also proposed changing the existing rules applicable to interest income relating to securities in order to encourage tax

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compliance. Instead of the interest withholding tax of 30% currently imposed as a prepayment towards the taxpayer’s ultimate tax liability, a security holder’s income tax liability on interest earned would be satisfied by withholding tax on interest payments at a rate of 25%. However, this rate proposal has been subject to recent discussions and may change. If an individual’s actual tax liability falls short of the withholding rate, however, any excess amount withheld would be refunded to the taxpayer based on a tax assessment.

The Federal Government has declared its intention to implement the preferential treatment of interest income along with the application of the EU Savings Tax Directive scheduled to become effective January 1, 2005. It cannot currently be estimated whether these plans will be implemented at the scheduled date, and if so, in which form.

Proposed EU Savings Tax Directive

On June 3, 2003, the Council of the European Union (Ecofin) approved a directive regarding the taxation of interest income. By provisions implementing the directive, each EU Member State must require paying agents established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments within the meaning of the directive at a rate of 15% for the first three years, i.e. starting January 1, 2005, if the provisions of the directive are applied as scheduled, of 20% as from January 1, 2008 and 35% as from January 1, 2011.

The directive is to be implemented by the EU Member States by January 1, 2004. The member states shall apply the respective provisions as from January 1, 2005 provided that (i) Switzerland, Liechtenstein, San Marino, Monaco and Andorra apply from that same date measures equivalent to those contained in the directive, in accordance with agreements entered into by them with the European Community and (ii) also all the relevant dependent or associated territories (the Channel Islands, the Isle of Man and the dependent or associated territories in the Caribbean) apply from that same date an automatic exchange of information or, during the transitional period described above, apply a withholding tax in the described manner. The Council shall adopt a new date for the application of the provisions unless it decides at the latest on July 1, 2004 that the conditions will be met in time.

In view of the conditions mentioned before, it is presently not yet possible to predict when the directive will ultimately be applicable.

Holders who are individuals should note that, if this directive is applicable, the Issuer will not pay additional amounts under the Terms and Conditions of the Notes in respect of any withholding tax imposed as a result thereof.

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UNITED STATES TAXATION

This section describes the material United States federal income tax consequences of owning the Securities and is the opinion of Sullivan & Cromwell, special tax counsel to Rentenbank. It applies to you only if you hold your Securities as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies,

•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

•	a bank,

•	a life insurance company,

•	a tax-exempt organization,

•	a person that owns Securities that are a hedge or that are hedged against interest rate or currency risks,

•	a person that owns Securities as part of a straddle or conversion transaction for tax purposes, or

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section deals only with Securities that are due to mature 30 years or less from the date on which they are issued. The United States federal income tax consequences of owning Securities that are due to mature more than 30 years from their date of issue will be discussed in an applicable prospectus supplement. This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

Please consult your own tax advisor concerning the consequences of owning these Securities in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are for United States federal income tax purposes:

•	a citizen or resident of the United States,

•	a domestic corporation,

•	an estate whose income is subject to United States federal income tax regardless of its source, or

•	a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this subsection does not apply to you and you should refer to “— United States Alien Holders” below.

Payments of Interest

Except as described below in the case of interest on a discount Security that is not qualified stated interest, each as defined below under “— Original Issue Discount — General”, you will be taxed on any interest on your Security, whether payable in U.S. dollars or a foreign currency, including a composite currency or basket of currencies other than U.S. dollars, as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

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Interest paid by us on the Securities and original issue discount, if any, accrued with respect to the Securities (as described below under “Original Issue Discount”) constitutes income from sources outside the United States, but, with certain exceptions, will be “passive” or “financial services” income, which is treated separately from other types of income for purposes of computing the foreign tax credit allowable to a United States holder.

Cash Basis Taxpayers. If you are a taxpayer that uses the cash receipts and disbursements method of accounting for tax purposes and you receive an interest payment that is denominated in, or determined by reference to, a foreign currency, you must recognize income equal to the U.S. dollar value of the interest payment, based on the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Accrual Basis Taxpayers. If you are a taxpayer that uses an accrual method of accounting for tax purposes, you may determine the amount of income that you recognize with respect to an interest payment denominated in, or determined by reference to, a foreign currency by using one of two methods. Under the first method, you will determine the amount of income accrued based on the average exchange rate in effect during the interest accrual period or, with respect to an accrual period that spans two taxable years, that part of the period within the taxable year.

If you elect the second method, you will determine the amount of income accrued on the basis of the exchange rate in effect on the last day of the accrual period, or, in the case of an accrual period that spans two taxable years, the exchange rate in effect on the last day of the part of the period within the taxable year. Additionally, under this second method, if you receive a payment of interest within five business days of the last day of your accrual period or taxable year, you may instead translate the interest accrued into U.S. dollars at the exchange rate in effect on the day that you actually receive the interest payment. If you elect the second method it will apply to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You may not revoke this election without the consent of the Internal Revenue Service.

When you actually receive an interest payment, including a payment attributable to accrued but unpaid interest upon the sale or retirement of your Security, denominated in, or determined by reference to, a foreign currency for which you accrued an amount of income, you will recognize ordinary income or loss measured by the difference, if any, between the exchange rate that you used to accrue interest income and the exchange rate in effect on the date of receipt, regardless of whether you actually convert the payment into U.S. dollars.

Original Issue Discount

General. If you own a Security, other than a short-term Security with a term of one year or less, it will be treated as a discount Security issued at an original issue discount or “OID” if the amount by which the Security’s stated redemption price at maturity exceeds its issue price is more than a de minimis amount. Generally, a Security’s issue price will be the first price at which a substantial amount of Securities included in the issue of which the Security is a part is sold to persons other than bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers. A Security’s stated redemption price at maturity is the total of all payments provided by the Security that are not payments of qualified stated interest. Generally, an interest payment on a Security is qualified stated interest if it is one of a series of stated interest payments on a Security that are unconditionally payable at least annually at a single fixed rate, with certain exceptions for lower rates paid during some periods, applied to the outstanding principal amount of the Security. There are special rules for variable rate Securities that are discussed under “— Variable Rate Securities”.

In general, your Security is not a discount Security if the amount by which its stated redemption price at maturity exceeds its issue price is less than the de minimis amount of 1/4 of 1 percent of its stated redemption price at maturity multiplied by the number of complete years to its maturity. Your Security will have de minimis original issue discount if the amount of the excess is less than the de minimis amount. If your Security has de minimis original issue discount, you must include the de minimis amount in income as stated principal payments are made on the Security, unless you make the election described below under “— Election to Treat All Interest as Original Issue Discount”. You can determine the includible amount with respect to each such payment by multiplying the total amount of your Security’s de minimis original issue discount by a fraction equal to:

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•	the amount of the principal payment made

divided by:

•	the stated principal amount of the Security.

Generally, if your discount Security matures more than one year from its date of issue, you must include OID in income before you receive cash attributable to that income. The amount of OID that you must include in income is calculated using a constant-yield method, and generally you will include increasingly greater amounts of OID in income over the life of your Security. More specifically, you can calculate the amount of OID that you must include in income by adding the daily portions of OID with respect to your discount Security for each day during the taxable year or portion of the taxable year that you hold your discount Security. You can determine the daily portion by allocating to each day in any accrual period a pro rata portion of the OID allocable to that accrual period. You may select an accrual period of any length with respect to your discount Security and you may vary the length of each accrual period over the term of your discount Security. However, no accrual period may be longer than one year and each scheduled payment of interest or principal on the discount Security must occur on either the first or the final day of an accrual period.

You can determine the amount of OID allocable to an accrual period by:

•	multiplying your discount Security’s adjusted issue price at the beginning of the accrual period by your Security’s yield to maturity, and then

•	subtracting from this figure the sum of the payments of qualified stated interest on your Security allocable to the accrual period.

You must determine the discount Security’s yield to maturity on the basis of compounding at the close of each accrual period and adjusting for the length of each accrual period. Further, you determine your discount Security’s adjusted issue price at the beginning of any accrual period by:

•	adding your discount Security’s issue price and any accrued OID for each prior accrual period, and then

•	subtracting any payments previously made on your discount Security that were not qualified stated interest payments.

If an interval between payments of qualified stated interest on your discount Security contains more than one accrual period, then, when you determine the amount of OID allocable to an accrual period, you must allocate the amount of qualified stated interest payable at the end of the interval, including any qualified stated interest that is payable on the first day of the accrual period immediately following the interval, pro rata to each accrual period in the interval based on their relative lengths. In addition, you must increase the adjusted issue price at the beginning of each accrual period in the interval by the amount of any qualified stated interest that has accrued prior to the first day of the accrual period but that is not payable until the end of the interval. You may compute the amount of OID allocable to an initial short accrual period by using any reasonable method if all other accrual periods, other than a final short accrual period, are of equal length.

The amount of OID allocable to the final accrual period is equal to the difference between:

•	the amount payable at the maturity of your Security, other than any payment of qualified stated interest, and

•	your Security’s adjusted issue price as of the beginning of the final accrual period.

Acquisition Premium. If you purchase your Security for an amount that is less than or equal to the sum of all amounts, other than qualified stated interest, payable on your Security after the purchase date but is greater than the amount of your Security’s adjusted issue price, as determined above under “— General”, the excess is acquisition premium. If you do not make the election described below under “— Election to Treat All Interest as Original Issue Discount”, then you must reduce the daily portions of OID by a fraction equal to:

•	the excess of your adjusted basis in the Security immediately after purchase over the adjusted issue price of the Security

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divided by:

•	the excess of the sum of all amounts payable, other than qualified stated interest, on the Security after the purchase date over the Security’s adjusted issue price.

Market Discount. You will be treated as if you purchased your Security, other than a short-term Security, at a market discount, and your Security will be a market discount Security if:

•	in the case of an initial purchaser, you purchase your Security for less than its issue price as determined above under “— General” and

•	in the case of all purchasers, the difference between the Security’s stated redemption price at maturity or, in the case of a discount Security, the Security’s revised issue price, and the price you paid for your Security is equal to or greater than 1/4 of 1 percent of your Security’s stated redemption price at maturity or revised issue price, respectively, multiplied by the number of complete years to the Security’s maturity. To determine the revised issue price of your Security for these purposes, you generally add any OID that has accrued and that has not been paid on your Security to its issue price.

If your Security’s stated redemption price at maturity or, in the case of a discount Security, its revised issue price, exceeds the price you paid for the Security by less than 1/4 of 1 percent multiplied by the number of complete years to the Security’s maturity, the excess constitutes de minimis market discount, and the rules discussed below are not applicable to you.

You must treat any gain you recognize on the maturity or disposition of your market discount Security as ordinary income to the extent of the accrued market discount on your Security. Alternatively, you may elect to include market discount in income currently over the life of your Security. If you make this election, it will apply to all debt instruments with market discount that you acquire on or after the first day of the first taxable year to which the election applies. You may not revoke this election without the consent of the Internal Revenue Service. If you own a market discount Security and do not make this election, you will generally be required to defer deductions for interest on borrowings allocable to your Security in an amount not exceeding the accrued market discount on your Security until the maturity or disposition of your Security.

You will accrue market discount on your market discount Security on a straight-line basis unless you elect to accrue market discount using a constant-yield method. If you make this election, it will apply only to the Security with respect to which it is made and you may not revoke it.

Pre-Issuance Accrued Interest. An election may be made to decrease the issue price of your Security by the amount of pre-issuance accrued interest if:

•	a portion of the initial purchase price of your Security is attributable to pre-issuance accrued interest,

•	the first stated interest payment on your Security is to be made within one year of your Security’s issue date, and

•	the payment will equal or exceed the amount of pre-issuance accrued interest.

If this election is made, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on your Security.

Securities Subject to Contingencies Including Optional Redemption. Your Security is subject to a contingency if it provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies, other than a remote or incidental contingency, whether such contingency relates to payments of interest or of principal. In such a case, you must determine the yield and maturity of your Security by assuming that the payments will be made according to the payment schedule most likely to occur if:

•	the timing and amounts of the payments that comprise each payment schedule are known as of the issue date and

•	one of such schedules is significantly more likely than not to occur.

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If there is no single payment schedule that is significantly more likely than not to occur, other than because of a mandatory sinking fund, you must include income on your Security in accordance with the general rules that govern contingent payment obligations. These rules will be discussed in the applicable prospectus Supplement.

Notwithstanding the general rules for determining yield and maturity, if your Security is subject to contingencies, and either you or we have an unconditional option or options that, if exercised, would require payments to be made on the Security under an alternative payment schedule or schedules, then:

•	in the case of an option or options that we may exercise, we will be deemed to exercise or not to exercise an option or combination of options in the manner that minimizes the yield on your Security and

•	in the case of an option or options that you may exercise, you will be deemed to exercise or not to exercise an option or combination of options in the manner that maximizes the yield on your Security.

If both you and we hold options described in the preceding sentence, those rules will apply to each option in the order in which they may be exercised. You may determine the yield on your Security for the purposes of those calculations by using any date on which your Security may be redeemed or repurchased as the maturity date and the amount payable on the date that you chose in accordance with the terms of your Security as the principal amount payable at maturity.

If a contingency, including the exercise of an option, actually occurs or does not occur contrary to an assumption made according to the above rules then, except to the extent that a portion of your Security is repaid as a result of this change in circumstances and solely to determine the amount and accrual of OID, you must redetermine the yield and maturity of your Security by treating your Security as having been retired and reissued on the date of the change in circumstances for an amount equal to your Security’s adjusted issue price on that date.

Election to Treat All Interest as Original Issue Discount. You may elect to include in gross income all interest that accrues on your Security using the constant-yield method described above under “— General”, with the modifications described below. For purposes of this election, interest will include stated interest, OID, de minimis original issue discount, market discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium, described below under “— Securities Purchased at a Premium”, or acquisition premium.

If you make this election for your Security, then, when you apply the constant-yield method:

•	the issue price of your Security will equal your cost,

•	the issue date of your Security will be the date you acquired it, and

•	no payments on your Security will be treated as payments of qualified stated interest.

Generally, this election will apply only to the Security for which you make it; however, if the Security has amortizable bond premium, you will be deemed to have made an election to apply amortizable bond premium against interest for all debt instruments with amortizable bond premium, other than debt instruments the interest on which is excludible from gross income, that you hold as of the beginning of the taxable year to which the election applies or any taxable year thereafter. Additionally, if you make this election for a market discount Security, you will be treated as having made the election discussed above under “— Market Discount” to include market discount in income currently over the life of all debt instruments that you currently own or later acquire. You may not revoke any election to apply the constant-yield method to all interest on a Security or the deemed elections with respect to amortizable bond premium or market discount Securities without the consent of the Internal Revenue Service.

Variable Rate Securities. Your Security will be a variable rate Security if:

•	your Security’s issue price does not exceed the total noncontingent principal payments by more than the lesser of:

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	•	.015 multiplied by the product of the total noncontingent principal payments and the number of complete years to maturity from the issue date, or

	•	15 percent of the total noncontingent principal payments; and

•	your Security provides for stated interest, compounded or paid at least annually, only at:

	•	one or more qualified floating rates,

	•	a single fixed rate and one or more qualified floating rates,

	•	a single objective rate, or

	•	a single fixed rate and a single objective rate that is a qualified inverse floating rate.

Your Security will have a variable rate that is a qualified floating rate if:

•	variations in the value of the rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which your Security is denominated; or

•	the rate is equal to such a rate multiplied by either:

	•	a fixed multiple that is greater than 0.65 but not more than 1.35 or

	•	a fixed multiple greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate; and

•	the value of the rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

If your Security provides for two or more qualified floating rates that are within 0.25 percentage points of each other on the issue date or can reasonably be expected to have approximately the same values throughout the term of the Security, the qualified floating rates together constitute a single qualified floating rate.

Your Security will not have a qualified floating rate, however, if the rate is subject to certain restrictions (including caps, floors, governors, or other similar restrictions) unless such restrictions are fixed throughout the term of the Security or are not reasonably expected to significantly affect the yield on the Security.

Your Security will have a variable rate that is a single objective rate if:

•	the rate is not a qualified floating rate,

•	the rate is determined using a single, fixed formula that is based on objective financial or economic information that is not within the control of or unique to the circumstances of the issuer or a related party, and

•	the value of the rate on any date during the term of your Security is set no earlier than three months prior to the first day on which that value is in effect and no later than one year following that first day.

Your Security will not have a variable rate that is an objective rate, however, if it is reasonably expected that the average value of the rate during the first half of your Security’s term will be either significantly less than or significantly greater than the average value of the rate during the final half of your Security’s term.

An objective rate as described above is a qualified inverse floating rate if:

•	the rate is equal to a fixed rate minus a qualified floating rate and

•	the variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds.

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Your Security will also have a single qualified floating rate or an objective rate if interest on your Security is stated at a fixed rate for an initial period of one year or less followed by either a qualified floating rate or an objective rate for a subsequent period, and either:

•	the fixed rate and the qualified floating rate or objective rate have values on the issue date of the Security that do not differ by more than 0.25 percentage points or

•	the value of the qualified floating rate or objective rate is intended to approximate the fixed rate.

In general, if your variable rate Security provides for stated interest at a single qualified floating rate or objective rate, or one of those rates after a single fixed rate for an initial period, all stated interest on your Security is qualified stated interest. In this case, the amount of OID, if any, is determined by using, in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date of the qualified floating rate or qualified inverse floating rate, or, for any other objective rate, a fixed rate that reflects the yield reasonably expected for your Security.

If your variable rate Security does not provide for stated interest at a single qualified floating rate or a single objective rate, and also does not provide for interest payable at a fixed rate other than a single fixed rate for an initial period, you generally must determine the interest and OID accruals on your Security by:

•	determining a fixed rate substitute for each variable rate provided under your variable rate Security,

•	constructing the equivalent fixed rate debt instrument, using the fixed rate substitute described above,

•	determining the amount of qualified stated interest and OID with respect to the equivalent fixed rate debt instrument, and

•	adjusting for actual variable rates during the applicable accrual period.

When you determine the fixed rate substitute for each variable rate provided under the variable rate Security, you generally will use the value of each variable rate as of the issue date or, for an objective rate that is not a qualified inverse floating rate, a rate that reflects the reasonably expected yield on your Security.

If your variable rate Security provides for stated interest either at one or more qualified floating rates or at a qualified inverse floating rate, and also provides for stated interest at a single fixed rate other than at a single fixed rate for an initial period, you generally must determine interest and OID accruals by using the method described in the previous paragraph. However, your variable rate Security will be treated, for purposes of the first three steps of the determination, as if your Security had provided for a qualified floating rate, or a qualified inverse floating rate, rather than the fixed rate. The qualified floating rate, or qualified inverse floating rate, that replaces the fixed rate must be such that the fair market value of your variable rate Security as of the issue date approximates the fair market value of an otherwise identical debt instrument that provides for the qualified floating rate, or qualified inverse floating rate, rather than the fixed rate.

Short-Term Securities. In general, if you are an individual or other cash basis United States holder of a short-term Security, you are not required to accrue OID, as specially defined below for the purposes of this paragraph, for United States federal income tax purposes unless you elect to do so (although it is possible that you may be required to include any stated interest in income as you receive it). If you are an accrual basis taxpayer, a taxpayer in a special class, including, but not limited to, a regulated investment company, common trust fund, or a certain type of pass-through entity, or a cash basis taxpayer who so elects, you will be required to accrue OID on short-term Securities on either a straight-line basis or under the constant-yield method, based on daily compounding. If you are not required and do not elect to include OID in income currently, any gain you realize on the sale or retirement of your short-term Security will be ordinary income to the extent of the accrued OID, which will be determined on a straight-line basis unless you make an election to accrue the OID under the constant-yield method, through the date of sale or retirement. However, if you are not required and do not elect to accrue OID on your short-term Securities, you will be required to defer deductions for interest on borrowings allocable to your short-term Securities in an amount not exceeding the deferred income until the deferred income is realized.

When you determine the amount of OID subject to these rules, you must include all interest payments on your short-term Security, including stated interest, in your short-term Security’s stated redemption price at maturity.

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Foreign Currency Discount Securities. If your discount Security is denominated in, or determined by reference to, a foreign currency, you must determine OID for any accrual period on your discount Security in the foreign currency and then translate the amount of OID into U.S. dollars in the same manner as stated interest accrued by an accrual basis United States holder, as described under “— United States Holders - Payments of Interest”. You may recognize ordinary income or loss when you receive an amount attributable to OID in connection with a payment of interest or the sale or retirement of your Security.

Securities Purchased at a Premium

If you purchase your Security for an amount in excess of its principal amount, you may elect to treat the excess as amortizable bond premium. If you make this election, you will reduce the amount required to be included in your income each year with respect to interest on your Security by the amount of amortizable bond premium allocable to that year, based on your Security’s yield to maturity. If your Security is denominated in, or determined by reference to, a foreign currency, you will compute your amortizable bond premium in units of the foreign currency and your amortizable bond premium will reduce your interest income in units of the foreign currency. Gain or loss recognized that is attributable to changes in exchange rates between the time your amortized bond premium offsets interest income and the time of the acquisition of your Security is generally taxable as ordinary income or loss. If you make an election to amortize bond premium, it will apply to all debt instruments, other than debt instruments the interest on which is excludible from gross income, that you hold at the beginning of the first taxable year to which the election applies or that you thereafter acquire, and you may not revoke it without the consent of the Internal Revenue Service. See also “Original Issue Discount — Election to Treat All Interest as Original Issue Discount”.

Purchase, Sale and Retirement of the Securities

Your tax basis in your Security will generally be the U.S. dollar cost, as defined below, of your Security, adjusted by:

•	adding any OID or market discount, de minimis original issue discount and de minimis market discount previously included in income with respect to your Security, and then

•	subtracting any payments on your Security that are not qualified stated interest payments and any amortizable bond premium applied to reduce interest on your Security.

If you purchase your Security with foreign currency, the U.S. dollar cost of your Security will generally be the U.S. dollar value of the purchase price on the date of purchase. However, if you are a cash basis taxpayer, or an accrual basis taxpayer if you so elect, and your Security is traded on an established securities market, as defined in the applicable Treasury regulations, the U.S. dollar cost of your Security will be the U.S. dollar value of the purchase price on the settlement date of your purchase.

You will generally recognize gain or loss on the sale or retirement of your Security equal to the difference between the amount you realize on the sale or retirement and your tax basis in your Security. If your Security is sold or retired for an amount in foreign currency, the amount you realize will be the U.S. dollar value of such amount on:

•	the date payment is received, if you are a cash basis taxpayer and the Securities are not traded on an established securities market, as defined in the applicable Treasury regulations,

•	the date of disposition, if you are an accrual basis taxpayer, or

•	the settlement date for the sale, if you are a cash basis taxpayer, or an accrual basis taxpayer that so elects, and the Securities are traded on an established securities market, as defined in the applicable Treasury regulations.

You will recognize capital gain or loss when you sell or retire your Security, except to the extent:

•	described above under “— Original Issue Discount - Short-Term Securities” or “— Market Discount”,

•	attributable to accrued but unpaid interest that has not previously been included in your taxable income,

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•	the rules governing contingent payment obligations apply, or

•	attributable to changes in exchange rates as described below.

Capital gain of a non-corporate United States holder that is recognized before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

You must treat any portion of the gain or loss that you recognize on the sale or retirement of a Security as ordinary income or loss to the extent attributable to changes in exchange rates. However, you take exchange gain or loss into account only to the extent of the total gain or loss you realize on the transaction.

Exchange of Amounts in Other Than U.S. Dollars

If you receive foreign currency as interest on your Security or on the sale or retirement of your Security, your tax basis in the foreign currency will equal its U.S. dollar value when the interest is received or at the time of the sale or retirement. If you purchase foreign currency, you generally will have a tax basis equal to the U.S. dollar value of the foreign currency on the date of your purchase. If you sell or dispose of a foreign currency, including if you use it to purchase Securities or exchange it for U.S. dollars, any gain or loss recognized generally will be ordinary income or loss from sources within the United States.

Indexed Securities

The applicable prospectus Supplement will discuss any special United States federal income tax rules with respect to Securities the payments on which are determined by reference to any index and other Securities that are subject to the rules governing contingent payment obligations which are not subject to the rules governing variable rate Securities.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. You are a United States alien holder if you are the beneficial owner of a Security and are, for United States federal income tax purposes:

•	a nonresident alien individual,

•	a foreign corporation,

•	a foreign partnership, or

•	an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a Security.

If you are a United States holder, this subsection does not apply to you.

Subject to the discussion of backup withholding below, if you are a United States alien holder of a Security, interest on a Security paid to you is exempt from United States federal income tax, including withholding tax, whether or not you are engaged in a trade or business in the United States, unless:

•	you are an insurance company carrying on a United States insurance business to which the interest is attributable, within the meaning of the Internal Revenue Code, or

•	you both have an office or other fixed place of business in the United States to which the interest is attributable and derive the interest in the active conduct of a banking, financing or similar business within the United States.

Purchase, Sale, Retirement and Other Disposition of the Securities. If you are a United States alien holder of a Security, you generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a Security unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States or

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•	you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist.

For purposes of the United States federal estate tax, the Securities will be treated as situated outside the United States and will not be includible in the gross estate of a holder who is neither a citizen nor a resident of the United States at the time of death.

Information Reporting and Backup Withholding

A United States holder (and a United States Alien holder that holds Securities in connection with a United States trade or business) will be required to report a foreign currency exchange loss recognized with respect to the foreign currency denominated Securities (under any of the rules discussed above) on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds certain thresholds. For individuals or trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning or disposing of Securities.

If you are a non-corporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

•	payments of principal, any premium or interest (including OID) on your Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

•	the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a non-corporate United States holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a United States alien holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	payments of principal, any premium or interest (including OID) made to you outside the United States by us or another non-United States payor and

•	other payments of principal, any premium or interest (including OID) and the payment of the proceeds from the sale of a Security effected at a United States office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and:

•	the payor or broker does not have actual knowledge or reason to know that you are a United States person and you have furnished to the payor or broker:

	•	an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which you certify, under penalties of perjury, that you are not a United States person, or

	•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

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•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person,

•	a controlled foreign corporation for United States tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

• one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

• such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

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PLAN OF DISTRIBUTION

Rentenbank may sell Securities to or through underwriters, and also may sell Securities directly to other purchasers or through agents. Only agents or underwriters named in the prospectus supplement are deemed to be agents or underwriters, as the case may be, in connection with the Securities offered thereby. Each prospectus supplement with respect to Securities will set forth the terms of the offering of such Securities, including the name or names of any underwriters or agents, the price of such Securities or the basis on which the price will be determined and the net proceeds to Rentenbank from such sale, any underwriting discounts or other items constituting underwriters’ compensation, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed.

The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

In connection with the sale of Securities, underwriters may receive compensation from Rentenbank or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions for the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discount or commission received by them from Rentenbank and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the “Act”). Any such underwriter or agent will be identified, and any such compensation received from Rentenbank will be described, in the prospectus supplement.

If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or others, as designated. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all Securities offered thereby if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Securities may be sold directly by Rentenbank to one or more purchasers, or through agents designated by Rentenbank from time to time. Any agent involved in the offer or sale of Securities will be named, and any commissions payable by Rentenbank to such agents will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Under agreements which may be entered into by Rentenbank, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by Rentenbank against certain liabilities, including liabilities under the Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for Rentenbank in the ordinary course of business.

If so indicated in the prospectus supplement, Rentenbank will authorize underwriters or other persons acting as Rentenbank’s agents to solicit offers by certain institutions to purchase Securities from Rentenbank pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by Rentenbank. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchase is subject. The underwriters and such other agents will not have any responsibility in respect to the validity or performance of such contracts.

Limitations on sales to United States persons of Securities sold in bearer form, if any, will be described in the prospectus supplement relating thereto.

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VALIDITY OF THE SECURITIES

The validity of each series of Securities will be passed upon on behalf of Rentenbank by the in-house legal advisors of Rentenbank. The validity of each series of Securities will also be passed upon by Jones Day. Jones Day may rely as to all matters of German law on the opinion of the in-house legal advisors of Rentenbank. The in-house legal advisors of Rentenbank may rely as to all matters of United States Federal and New York law on the opinion of Jones Day. All statements in this prospectus with respect to the institutional liability of the Federal Republic have been passed upon by the in-house legal advisors of Rentenbank, and are included upon their authority.

LIMITATIONS ON ACTIONS AGAINST THE FEDERAL REPUBLIC

The Federal Republic will not waive any immunity from jurisdiction or appoint an agent in the United States for service of process for any purposes; the Federal Republic is, however, subject to suit in competent courts in Germany. The United States Foreign Sovereign Immunities Act may provide an effective means of service and preclude granting sovereign immunity in actions in the United States arising out of or based on the United States federal securities laws. Under that Act, execution upon the property of the Federal Republic in the United States to enforce a judgment is limited to an execution upon property of the Federal Republic used for the commercial activity on which the claim was based. A judgment of a United States state or federal court may not be enforceable in a German court if based on jurisdiction based on the United States Foreign Sovereign Immunities Act or if based on the United States federal securities laws or if such enforcement would otherwise violate German public policy or be inconsistent with German procedural law. Under the laws of the Federal Republic, the property of the State is not subject to attachment or to seizure. See also “Responsibility of the Federal Republic for Rentenbank”.

ENFORCEMENT OF CIVIL LIABILITIES AGAINST RENTENBANK

We are located in Germany and the members of the Management Board and the Advisory Board, as well as the experts and governmental officials referred to in this prospectus, are nonresidents of the United States, and all or a substantial portion of the assets of Rentenbank and of certain of such other persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service within the United States upon such persons, or to realize in the United States upon judgment of United States courts against such persons, including judgments predicated upon civil liabilities under the United States securities laws. There may be doubt as to the enforceability in the German courts in original actions of liabilities predicated upon such securities laws and as to the enforceability in such courts of judgments of United States courts including judgments imposing liabilities predicated upon such securities laws.

AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

The name and address of the authorized representative of Rentenbank and the Federal Republic in the United States for purposes of the Securities Act is German American Chamber of Commerce Inc., 12 East 49th Street, 24th Floor - Sky Lobby, New York, NY 10017.

OFFICIAL STATEMENTS AND DOCUMENTS

The information set forth herein relating to the Federal Republic is stated by Dietrich Jahn in his official capacity as Ministerialdirigent in the Federal Ministry of Finance. The documents referred to in the information incorporated herein by reference relating to the Federal Republic as being the sources of financial or statistical data set forth therein are in all cases official public documents of the Federal Republic or its agencies.